Exhibit 99.1

ALTAIR NANOTECHNOLOGIES INC. ANNOUNCES CLOSING OF COMMON STOCK AND WARRANT OFFERING

RENO, NV - December 18, 2006 - Altair Nanotechnologies Inc. (NASDAQ: ALTI), today announced that it closed its previously announced "registered direct" offering resulting in receipt by Altair of approximately $23.15 million in net proceeds, after deducting placement agent fees and estimated offering expenses. Altair intends to add the proceeds from the offering to its general corporate funds and to be used for working capital and general corporate purposes. In the offering, Altair issued 9,259,259 units, each unit consisting of (i) one common share of Altair and (ii) one warrant to purchase 0.25 common shares of Altair at an exercise price of $2.70 per share, for a purchase price of $2.70 per unit. Units are not issued or certificated. The common shares and warrants are immediately separable and will be issued separately. The warrants are exercisable beginning December 18, 2006 and through December 18, 2007. Cowen and Company, LLC acted as exclusive placement agent for the offering.

ABOUT ALTAIR NANOTECHNOLOGIES INC.
Altair is a Canadian company, with principal assets and operations in the United States, whose primary business is developing and commercializing nanomaterial and titanium dioxide pigment technologies. Altair also provides contract research services on select projects where it can utilize its resources to develop intellectual property and/or new products and technology.

For Additional Information:

Company Information:
Altair Nanotechnologies Inc.
Edward Dickinson
Chief Financial Officer
775.858.3750
edickinson@altairnano.com

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